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                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-74432


Prospectus Supplement
(To Prospectus Supplement Dated May 5, 2003,
Prospectus Supplement No.2 Dated June 11, 2003
and Prospectus Dated May 13, 2002)


                                1,436,500 SHARES
                          IMPAC MORTGAGE HOLDINGS, INC.
                                  COMMON STOCK

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Pursuant to an Equity Distribution Agreement dated May 5, 2003, as amended by a letter agreement dated June 10, 2003, between Impac Mortgage Holdings, Inc. (the "Company") and UBS Securities LLC ("UBS Securities"), each of which have been filed as an exhibit to a report on Form 8-K with the Securities and Exchange Commission ("SEC") on May 7 , 2003 and June 12, 2003, respectively, and which are incorporated by reference herein, during the three months ended June 30, 2003 the Company sold, through UBS Securities, as agent of the Company, an aggregate of 1,436,500 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the American Stock Exchange. The Company did not sell any shares of Common Stock on the New York Stock Exchange during the three months ended June 30, 2003.

Gross Proceeds to Company (1)......................................$ 21,011,322

Commission to Agent................................................$    630,340

Net Proceeds to Company............................................$ 20,380,026

On June 30, 2003, the closing price of the Company's Common Stock on the New York Stock Exchange was $16.69 per share.


(1)  Fees paid to the SEC were not used in the calculation.

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Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                               UBS Investment Bank

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               THIS PROSPECTUS SUPPLEMENT IS DATED AUGUST 5, 2003